Exhibit 99.1
L&L Acquisition Corp. Announces Pricing of Initial Public Offering
BOSTON—(BUSINESS WIRE)—L&L Acquisition Corp. (OTCBB: LLAQU) (“L&L” or the “Company”) announced that yesterday it priced its initial public offering of 4,000,000 units. The units were sold at an offering price of $10.00 per unit for gross proceeds of $40,000,000. Each unit consists of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at an exercise price of $11.50 per share.
Simultaneously with the completion of this offering, the sponsors, certain of our directors and advisors and the underwriters have agreed to purchase an aggregate of 3,040,000 warrants from us at a price of $0.75 per warrant ($2,280,000 in the aggregate) in a private placement. These warrants will be substantially similar to the warrants sold in the public offering.
$40,400,000 of the gross proceeds of the public offering and private placement, together with certain deferred underwriting fees, will be deposited into a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. None of the funds held in trust will be released from the trust account, other than to pay taxes, until the earlier of (i) the consummation by the Company of a business combination transaction by May 29, 2012 and (ii) the Company’s redemption of 100% of the public shares sold in the offering if the Company is unable to consummate a business transaction by May 29, 2012.
Morgan Joseph LLC acted as sole book-running manager and EarlyBirdCapital, Inc. acted as co-manager for the offering.
A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on November 23, 2010. A copy of the final prospectus related to the offering will be filed with the Securities and Exchange Commission and can be obtained from Morgan Joseph LLC, 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered securities, nor shall there be any sale of such securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This offering is being made solely by means of a prospectus.
About L&L Acquisition Corp.
L&L Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business combination, one or more operating businesses or assets that we have not yet identified. L&L intends to focus on businesses in the healthcare industry or healthcare-related assets, but may consider opportunities in other sectors.
Contacts
For L&L Acquisition Corp.
Susan J. Lewis, 303-804-0494
slewis@pairelations.com